EXHIBIT 11

New York Film Works, Inc.

EPS Calculations for period November 1, 1998 to October 31, 1999

Basic                                   $.001

Diluted                                 $.001

EPS Calculations for period November 1, 1999 to October 31, 2000

Basic                                   $.0006

Diluted                                 $.0006


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